Exhibit 4.3

THIS NOTE AND ANY SECURITIES ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NEITHER THIS NOTE NOR ANY OF THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

OMTHERA PHARMACEUTICALS, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$[ ]	February 15, 2013

FOR VALUE RECEIVED, Omthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of                      (the “Holder”) the sum of                                                  dollars ($                ), all as hereinafter provided with interest thereon from the date of issuance of this Secured Convertible Promissory Note (this “Note”) at the applicable rate set forth in Section 2 hereof.  All payments to be made by the Company in repayment of interest and principal or other amounts due hereunder shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public or private debts.

This Note is one of a series of notes (collectively, the “Notes”) being issued from time to time pursuant to, and is subject to the terms and conditions of, the Note and Warrant Purchase Agreement by and among the Company, the Holder and the other parties thereto, dated as of February 15, 2013, as the same may be amended and/or restated from time to time (the “Purchase Agreement”), and may be amended from time to time in accordance with the terms of the Purchase Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.  This Note is secured by the obligations of the Company (as Borrower) under the Security Agreement and shall be subordinated to any senior security interest that may be granted by the Company to a commercial lender pursuant to a Venture Debt Financing.

1.                                      Payment.

1.1                               Maturity.  Subject to the earlier (i) conversion of this Note into the equity securities of the Company in accordance with Section 3 hereof, (ii) acceleration of the maturity of this Note in connection with the occurrence of an Event of Default (as hereinafter defined), (iii) prepayment of this Note in accordance with Section 1.2 and (iv) repayment of this Note in a Deemed Liquidation Event (as defined in the Company’s certificate of incorporation) in accordance with Section 1.4, the Holder of this Note shall have the right to demand repayment of the total amount of outstanding principal under this Note and all accrued and unpaid interest thereon in a single lump sum on or after February 15, 2014 (the “Maturity Date”) upon the delivery by the Holder to the Company of written notice of such demand at least fifteen (15) days prior to the date of repayment.

1.2                               Prepayment.  The Company may not prepay any portion of this Note without the written consent of the Requisite Holders, and any such prepayment shall be made on a pro rata basis among all Notes based on the principal amount of each Note then outstanding.  Any such prepayment received with respect to this Note shall first be applied toward the repayment of the accrued but unpaid interest then outstanding, with the remainder, if any, applied toward the payment of the then outstanding principal.

1.3                               Form of Payment.  All payments of interest and principal or other amounts payable under this Note shall be payable in immediately available funds to the account of the Holder as the Holder may from time to time designate in writing to the Company.

1.4                               Repayment or Conversion upon Deemed Liquidation Event.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, if this Note has not previously been fully repaid or converted into equity securities, then the outstanding principal balance of this Note, together with accrued and unpaid interest thereon (collectively, the “Outstanding Balance”), shall, at the election of the Requisite Holders, either (a) become due and payable in cash upon the consummation of the Deemed Liquidation Event for an amount equal to three (3) times the outstanding principal amount under this Note or (b) be converted into shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred”) at a price per share of $4.89884 (subject to adjustment for any stock splits, stock dividends, combinations or the like affecting the Series B Preferred after the date hereof), contingent on, and effective as of immediately prior to, the consummation of such Deemed Liquidation Event.  The Company shall give the Holder notice of any proposed Deemed Liquidation Event no less than ten (10) days prior to the consummation of the Deemed Liquidation Event.

2.                                      Interest.  This Note shall accrue simple interest from the date hereof on the unpaid outstanding principal balance hereof at a rate (the “Base Rate”) per annum equal to eight percent (8%), calculated on the basis of a 365-day year and the actual days elapsed in the period in which such interest is payable hereunder; provided, however, that upon and at all times during the continuation of any Event of Default, such Base Rate of interest shall be increased from eight percent (8%) to fifteen percent (15%) (such increased rate, the “Default Rate”); provided, further, that in the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment toward and applied against the then outstanding principal under this Note.

3.                                      Conversion of Note.

3.1                               Optional Conversion of Note upon Private Financing.  If this Note has not been fully repaid or converted in accordance with Section 1 above or previously converted in accordance with this Section 3, then at or after the closing of the Next Private Financing (as defined below) prior to any initial public offering (an “IPO”) of shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and at the written election of the Requisite Holders, the Outstanding Balance shall be converted into the number of fully paid and non-assessable shares of Next Private Financing Stock as is equal to (a) the Outstanding Balance, divided by (b) the Next Private Financing Purchase Price (as defined below).  For purposes of this Note, the term “Next Private Financing” shall mean the Company’s issuance and sale of shares of its preferred stock to one or more investors in a private financing transaction following the date hereof; the term “Next Private Financing Stock” shall mean the shares of the applicable series of preferred stock issued by the Company in the Next Private Financing, and the term “Next Private Financing Purchase Price” shall mean the lowest per share purchase price paid by investors for the Next Private Financing Stock in the Next Private Financing.

3.2                               Optional Conversion of Note in Absence of IPO.  If this Note has not been repaid or converted in accordance with Section 1 above or previously converted in accordance with this Section 3, and in the event the Company has not completed an IPO on or before February 15, 2014, then at the written election of the Holder, the Outstanding Balance shall be converted into the number of fully paid and non-assessable shares of either (as determined by the Requisite Holders): (a) Series B Preferred, at a price per share of $4.89884 (subject to adjustment for any stock splits, stock dividends, combinations or the like affecting the Series B Preferred after the date hereof) or (b) Next Private Financing Stock (in the event a Next Private Financing has occurred), at a price per share equal to the Next Private Financing Purchase Price.  Upon receipt of any written election by the Holder to convert this Note pursuant to this Section 3.2, the Company shall notify all other Holders of then outstanding Notes of such election, including the number, class and series of shares into which the Holder has elected to convert the Note.

3.3                               Mandatory Conversion upon Qualified IPO.  If this Note has not been repaid or converted in accordance with Section 1 above or previously converted in accordance with this Section 3, then upon the closing of either (i) an IPO in which the gross proceeds to the Company are at least $50,000,000 or (ii) an IPO approved by the Company’s Board of Directors, including the director designated by Sofinnova Capital VI FCPR and the director designated by New Enterprise Associates 13, L.P. (each of (i) and (ii), a “Qualified IPO”), the Outstanding Balance shall be automatically converted into the number of fully paid and non-assessable shares of Common Stock as is equal to (a) the Outstanding Balance, divided by (b) the price per share to the public of the shares of Common Stock issued in the Qualified IPO.

3.4                               Manner of Conversion.

(a)                                 As promptly as practicable after the occurrence of any event triggering the conversion of this Note under this Section 3 or Section 1.4, and upon satisfaction of the conditions of Section 3.6 below, the Company shall issue or shall cause to be issued to the Holder or such person or persons designated by the Holder a certificate or certificates representing the number of full shares of the applicable equity securities issuable upon such conversion of this Note in accordance with the provisions hereof and any cash adjustment payable pursuant to Section 3.5 below, without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of the equity securities.  The conversion shall become effective (i) immediately prior to the consummation of the Deemed Liquidation Event, in the case of a conversion pursuant to clause (b) of Section 1.4, (ii) on the date the written election of the Requisite Holders is received by the Company in the case of an optional conversion pursuant to Section 3.1, (iii) on the date the written election of the Holder is received by the Company in the case of an optional conversion pursuant to Section 3.2 or (iv) upon the closing of the Qualified IPO in the case of a mandatory conversion pursuant to Section 3.3, and the person or persons in whose name or names any certificate for the applicable equity securities shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the equity securities represented by that certificate.  The Company will not close its books against the transfer of equity securities issued or issuable upon conversion of this Note (or portion thereof) in any manner which would interfere with the timely conversion of this Note (or portion thereof).

(b)                                 Splits, Subdivisions or Combinations of Shares and Stock Dividends.  If the Company at any time while this Note remains outstanding shall split, subdivide or combine shares of the equity securities into which this Note is convertible or declare a stock dividend on such equity securities, the applicable conversion price shall be proportionately decreased, in the case of a split or subdivision or share dividend, or proportionately increased, in the case of a combination.  Any adjustment under this Section 3.4(b) shall become effective when the split, subdivision or combination becomes effective or the dividend is paid (as the case may be).

(c)                                  No Impairment.  The Company will not, by amendment of its certificate of incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise and conversion rights of the Holder against impairment.

(d)                                 Notice of Adjustments. Upon the occurrence of each event establishing or adjusting the applicable conversion price, the Company at its expense shall promptly furnish to the Holder written notice setting forth such established or adjusted conversion price.

3.5                               Fractional Shares.  No fractional shares of any equity securities shall be issued upon conversion of this Note.  Instead of any fractional share which would otherwise be issuable upon conversion of this Note, the Company shall pay to the Holder of this Note a cash adjustment in respect of such fractional interest in an amount equal to the portion of the then applicable conversion price for each share.

3.6                               Other Agreements.  By converting this Note into shares of equity securities, the Holder shall be deemed to have accepted, and shall be bound by, the terms of any and all applicable financing documents reasonably acceptable to Purchasers, and to the extent not already a party to such financing documents, as a condition precedent to the receipt of shares of the applicable equity securities issuable upon conversion of this Note, shall become a party to all such financing documents.  Upon any conversion of this Note, the Holder agrees to submit the original Note to the Company for cancellation in exchange for stock certificates representing such shares of equity securities into which this Note was converted and to the extent applicable, a new Note issuable in connection with any partial conversion hereof.

4.                                      Events of Default.

4.1                               Events of Default Defined.  Without limiting the provisions of Section 2 hereof, including, without limitation, the Company’s obligation thereunder to pay the Default Rate, the Outstanding Balance shall become immediately due and payable upon written demand of the Holder at any time after the occurrence of an Event of Default.  An “Event of Default” shall occur if:

(a)                                 the Company fails to pay when due hereunder any principal or interest within ten (10) days after it receives written notice thereof;

(b)                                 the Company voluntarily files, and does not withdraw within ten (10) days after a request for such withdrawal from the Requisite Holders, a petition under any provision of applicable bankruptcy or similar laws or makes a general assignment for the benefit of its creditors;

(c)                                  an involuntary petition is filed against the Company under any provision of applicable bankruptcy or similar laws, which petition is not dismissed within sixty (60) days after the date it is filed;

(d)                                 the Company is in default under any material indebtedness of the Company and fails to cure such default within ten (10) days after it receives written notice of the default;

(e)                                  a final, non-appealable judgment is entered against the Company for cash damages in an amount in excess of $100,000;

(f)                                   the Company materially breaches the terms of this Note or its representations and warranties under the Purchase Agreement, and fails to cure such material breach within ten (10) days after it receives written notice of such material breach from the Requisite Holders; or

(g)                                  the Company (i) liquidates, winds up or dissolves (or suffers any liquidation, winding up or dissolution), (ii) suspends its operations other than in the ordinary course of business or (iii) becomes unable to meet its debts as they come due.

4.2                               Remedies upon Event of Default.  Upon the occurrence of an Event of Default, the Holder shall have, by way of example and not of limitation of the rights and remedies granted to the Holder in law, equity, under the Security Agreement or otherwise, the right to declare this Note to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.  If an action is instituted by the Holder to collect any amounts owed to such Holder under this Note, the Company shall pay all costs and expenses of the Holder, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

5.                                      No Rights or Liabilities as Equity Holder. This Note does not by itself entitle the Holder to any voting rights or other rights as a holder of stock of the Company.  In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a holder of stock of the Company for any purpose.

6.                                      Waivers and Amendments.  No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any such delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  Neither this Note nor any part hereof may be changed, waived, or amended except by an instrument in writing in accordance with Section 6.7 of the Purchase Agreement.

7.                                      Notes are Pari Passu.  The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied on a pro rata basis among all Notes based on the principal amount of each Note then outstanding.

8.                                      Governing Law. This Note shall be governed by and construed under the internal laws of the State of Delaware without reference to principles of conflict of laws or choice of laws.

9.                                      New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

10.                               Headings.  The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note.

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IN WITNESS WHEREOF, the Company has caused this Secured Convertible Promissory Note to be duly executed as of the date first above written.

OMTHERA PHARMACEUTICALS, INC.

By:
	Name:	Gerald Wisler
	Title:	President and Chief Executive Officer

Acknowledged and agreed to by Holder:

[NAME OF HOLDER]

By:
Name:
Title:

[SIGNATURE PAGE TO SECURED CONVERTIBLE PROMISSORY NOTE]